BROWN RAYSMAN MILLSTEIN FELDER & STEINER LLP
                   120 West Forty-Fifth Street
                    New York, New York, 10036
                   Telephone (212) 944-1515
                   Facsimile (212) 840-2427

                                   May 23, 1997


Farrell Alpha Strategies
c/o Farrell-Wako Global
Investment
780 Third Avenue
New York, N.Y.  10017

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended, (the "1940 Act"), Farrell Alpha Strategies, a Delaware business trust (the "Trust"), intends to file a Rule 24f-2 Notice with the U.S. Securities and Exchange Commission (the "SEC"), setting forth, among other things, that for the fiscal year ending March 31, 1997, the Trust's most recently ended fiscal year, the Trust, having elected to register an indefinite number of shares of beneficial interest, sold a total of 505,571 shares, all of which were sold in reliance upon Rule 24f-2.

          The purpose of filing the Trust's Rule 24f-2 Notice is to make definite the number of shares of beneficial interest registered under the Securities Act of 1933, as amended (the "1933 Act"), for such period. You have also informed us that all such shares were issued and sold in accordance with the provisions relating thereto in the registration statement filed by the Trust under the 1933 Act and the 1940 Act.

          We have acted as legal counsel to the Trust during the period of time referred to above and, as such, have reviewed the Agreement and Declaration of Trust of the Trust, its Bylaws, the registration statements that have been filed with the SEC under the 1940 and 1933 Acts, and such minutes of the Trust's proceedings and other documents as we deem material to our opinion. Based on the foregoing, we are of the opinion that the shares described in the first paragraph of this letter as having been sold during the period beginning April 1, 1996 and ending March 31, 1997 were fully-paid, non-assessable and legally issued shares of beneficial interest of the Trust.

May 23, 1997
Page 2


          We hereby consent to the filing of this opinion with the SEC as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice, as an exhibit to the Trust's amendment to its registration statement under the 1933 Act, and to any reference to us in the prospectuses of each Series of the Trust as legal counsel who have passed upon the legality of the offering of such shares of beneficial interest. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the shares of beneficial interest of the Trust are offered for sale.

                              Very truly yours,

              /s/ Brown Raysman Millstein Felder & Steiner LLP